UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 27, 2014
Date of report (Date of earliest event reported)

Supertel Hospitality, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
1800 West Pasewalk Avenue, Suite 200
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 27, 2014, Supertel Hospitality, Inc. (the “Company”) received notification from the Nasdaq Listings Qualification Department of The NASDAQ Stock Market LLC (“Nasdaq”) that for the previous 30 consecutive business days, the market value of publicly held shares (“MVPHS”) of the Company’s common stock had closed below the minimum $5 million requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(1)(C). Under the NASDAQ listing rules, shares of the Company’s common stock held directly or indirectly by officers, directors or 10% beneficial owners of the total shares outstanding are not considered publicly held shares for purposes of calculating MVPHS.

The notice has no effect on the listing of the Company’s common stock at this time and its common stock will continue to trade on The NASDAQ Global Market under the symbol “SPPR.”

The Company has been provided 180 calendar days, or until November 18, 2014, to regain compliance with the minimum MVPHS requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company can regain compliance if at any time during the 180-day period the closing MVPHS is at least $5 million for a minimum of 10 consecutive business days. In the event the Company does not regain compliance with the MVPHS requirement prior to November 18, 2014, the common stock will be subject to delisting.

The Company intends to monitor the MVPHS of the common stock and may, if appropriate, consider implementing available options to regain compliance or submitting an application to transfer to The Nasdaq Capital Market.  However, there can be no assurance that the Company will be able to regain compliance or successfully transfer to The Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Supertel Hospitality, Inc.

Date: May 30, 2014	By: /s/ Corrine L. Scarpello
Name: Corrine L. Scarpello
Title: Chief Financial Officer